Exhibit 2.3

IMPLEMENTATION AGREEMENT

entered into between

GRINDROD LIMITED

GRINDROD SHIPPING HOLDINGS PTE. LTD.

GRINDROD SHIPPING PTE. LTD.

and

GRINDROD SHIPPING (SOUTH AFRICA) PROPRIETARY LIMITED

TABLE OF CONTENTS

Clause number and description	Page

1.	PARTIES	3

2.	DEFINITIONS	3

3.	INTERPRETATION	6

4.	BACKGROUND	9

5.	CONDITIONS PRECEDENT	9

6.	IMPLEMENTATION PROCESS	10

7.	TRANSACTIONS IN RESPECT OF THE COMPULSORILY CONVERTIBLE NOTES	11

8.	CO-OPERATION AND GOOD FAITH	12

9.	INTERIM PERIOD UNDERTAKINGS	12

10.	BREACH	12

11.	NOTICES AND DOMICILE	13

12.	APPLICABLE LAW	14

13.	JURISDICTION	14

14.	WHOLE AGREEMENT, NO AMENDMENT	14

15.	RECIPROCAL WARRANTIES	15

16.	CESSION AND ASSIGNMENT	16

17.	INDEPENDENT ADVICE	16

18.	GENERAL	17

19.	COSTS	17

20.	SIGNATURE	17

1.                                     PARTIES

1.1.                          Grindrod Limited (Registration Number 1966/009846/06), a public company duly incorporated and registered in accordance with the laws of the Republic of South Africa (“Grindrod”);

1.2.                          Grindrod Shipping Holdings Pte. Ltd. (Registration Number 201731497H), a private company duly incorporated and registered in accordance with the laws of the Republic of Singapore, which it is contemplated will be converted into a public company, in accordance with the laws of the Republic of Singapore, prior to the Closing Date (“GSHPL”);

1.3.                          Grindrod Shipping Pte. Ltd. (Registration Number 200407212K), a private company duly incorporated and registered in accordance with the laws of the Republic of Singapore (“GSPL”); and

1.4.                          Grindrod Shipping (South Africa) Proprietary Limited (Registration Number 1975/002219/07), a private company duly incorporated and registered in accordance with the laws of the Republic of South Africa (“GSSA”).

2.                                     DEFINITIONS

Unless the context indicates otherwise, the following words, terms or expressions shall have the meanings assigned to them hereunder in this Agreement and cognate expressions shall have corresponding meanings:

2.1.                          “Aggregate CCN’s” means collectively the GSPL CCN’s and the GSSA CCN’s;

2.2.                          “Agreement” means this written implementation agreement together with the annexures hereto;

2.3.                          “Binding Clauses” means clauses 1, 2, 3, 5 and 8 to 20 (both inclusive);

2.4.                          “Business Day” means a day which is not a Saturday, Sunday or an official public holiday in the Republic of South Africa or the Republic of Singapore from time to time;

2.5.                          “CCN Certificate” shall have the meaning given to it in clause 7.1.1;

2.6.                          “CCN Value” means a value in United States Dollars to be attributed to each Compulsorily Convertible Note for purposes of determining the cash payments in terms of the Rounding Adjustment, determined by dividing an amount of US$320 683 000 (three hundred and twenty million six hundred and eighty three thousand United States Dollars) by the number of the Aggregate CCN’s;

2.7.                          “Closing Date” shall have the meaning given to it in the Grindrod Circular;

2.8.                          “Compulsorily Convertible Notes” means the conditional compulsorily convertible notes to be issued by GSHPL to Grindrod, on the terms set out in the GSPL SPA and the GSSA SPA, as settlement of the consideration due in terms of the GSPL SPA and the GSSA SPA respectively, which will be compulsorily converted into the GSHPL Shares immediately following the Grindrod Distribution;

2.9.                          “Conditions Precedent” means the conditions precedent set out in clause 5.1;

2.10.                   “CTC” means Grindrod’s contributed tax capital (as defined in section 1 of the Income Tax Act);

2.11.                   “Distribution Ratio” means, with reference to the Grindrod Distribution, a ratio of 1 (one) Compulsorily Convertible Note for every 40 (forty) Ordinary Shares;

2.12.                   “Grindrod Circular” means the circular to the Ordinary Shareholders and the Preference Shareholders, inter alia setting out the proposed basis of the transactions contemplated in this Agreement and proposing the Grindrod Shareholders Resolution;

2.13.                   “Grindrod Distribution” means the distribution in specie to be declared by Grindrod in favour of its Ordinary Shareholders as at the Grindrod Distribution Record Date, of the Aggregate CCN’s, and on the basis that:

2.13.1.                                the Aggregate CCN’s will be so distributed in accordance with the Distribution Ratio, but subject wherever applicable to the Rounding Adjustment (for purposes of clarity, certain Ordinary Shareholders would be entitled to a fraction of a Compulsorily Convertible Note, but such fractional entitlements will rather be settled in cash);

2.13.2.                                each of the Ordinary Shareholders which is a person envisaged in section 64F(1)(a) of the Income Tax Act as being “a company which is a resident” for tax purposes in South Africa (as indicated in the documentation contemplated in section 64FA(1)(a) of the Income Tax Act, which has been submitted to Grindrod or the Transfer Secretaries by no later than the day before the Closing Date), will receive its share of the Grindrod Distribution other than out of CTC; and

2.13.3.                                the Ordinary Shareholders other than those referred to in clause 2.13.1, will receive their share of the Grindrod Distribution out of CTC;

2.14.                   “Grindrod Distribution Record Date” shall have the meaning given to it in the Grindrod Circular;

2.15.                   “Grindrod Shareholders Meeting” means a general meeting of the Ordinary Shareholders and the Preference Shareholders, held pursuant to the terms of the Grindrod Circular and at which the Grindrod Shareholders Resolution is to be proposed;

2.16.                   “Grindrod Shareholders Resolution” means the ordinary resolution to be put to the Ordinary Shareholders and the Preference Shareholders (the latter to vote in accordance with paragraph 2.2.2.10 of Annexure A to Grindrod’s memorandum of incorporation) at the Grindrod Shareholders Meeting and pursuant to the Grindrod Circular, requesting the approval of the transactions contemplated in this Agreement;

2.17.                   “GSHPL Shares” means the ordinary shares in GSHPL, to be issued by GSHPL in aggregate, in accordance with the terms of the Compulsorily Convertible Notes on the basis that 1 (one) ordinary share in GSHPL will be issued for every Compulsorily Convertible Note (for purposes of clarity, the aggregate number of the GSHPL Shares shall be equal to the number of the Aggregate CCN’s);

2.18.                   “GSPL CCN’s” means 16 626 600 (sixteen million six hundred and twenty six thousand six hundred) Compulsorily Convertible Notes;

2.19.                   “GSPL SPA” means the share purchase agreement to be concluded between Grindrod and GSHPL, in terms of which all of the issued shares in GSPL will be sold by Grindrod to GSHPL, with the consideration settled by way of GSHPL issuing the GSPL CCN’s to Grindrod;

2.20.                   “GSSA CCN’s” means 2 437 232 (two million four hundred and thirty seven thousand two hundred and thirty two) Compulsorily Convertible Notes;

2.21.                   “GSSA SPA” means the share purchase agreement to be concluded between Grindrod and GSHPL, in terms of which all of the issued shares in GSSA will be sold by Grindrod to GSHPL, with the consideration settled by way of GSHPL issuing the GSSA CCN’s to Grindrod;

2.22.                   “Implementation Steps” shall have the meaning given to it in clause 6.1;

2.23.                   “Income Tax Act” means the Income Tax Act, 1962;

2.24.                   “Interim Period” means the period from the Signature Date until the Closing Date (both dates inclusive);

2.25.                   “JSE” means the securities exchange operated by JSE Limited;

2.26.                   “JSE Listings Requirements” means the listings requirements issued by JSE Limited;

2.27.                   “Longstop Date” means the last Business Day preceding the Closing Date;

2.28.                   “NASDAQ” means the NASDAQ Global Select Market;

2.29.                   “Ordinary Shareholders” means the holders of issued ordinary shares in Grindrod;

2.30.                   “Parties” means the parties to this Agreement, and, “Party” means any one of them;

2.31.                   “Preference Shareholders” means the holders of issued cumulative, non-redeemable, non-participating, non-convertible preference shares in Grindrod;

2.32.                   “Required Resolutions” means the resolutions listed in Annexure “A” (for purposes of clarity, not including the Grindrod Shareholders Resolution);

2.33.                   “Rounding Adjustment” means an adjustment to the number of Compulsorily Convertible Notes to be received by any Ordinary Shareholder pursuant to the Grindrod Distribution, where the application of the Distribution Ratio would result in such Ordinary Shareholder having a fractional entitlement to a Compulsorily Convertible Note, with such adjustment being on the basis that the number of Compulsorily Convertible Notes actually distributed to such Ordinary Shareholder will be rounded down to the next whole number and a cash payment made to such Ordinary Shareholder in respect of such fraction (with the amount of such payment being determined by applying the relevant fraction to the CCN Value);

2.34.                   “Signature Date” means the date of signature of this Agreement by the Party last signing, provided that all of the Parties sign this Agreement;

2.35.                   “Transaction Agreements” means the GSPL SPA and the GSSA SPA; and

2.36.                   “Transfer Secretaries” means Link Market Services South Africa Proprietary Limited, being Grindrod’s appointed transfer secretaries.

3.                                     INTERPRETATION

Unless a contrary intention clearly appears:

3.1.                          the headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof;

3.2.                          words importing:

3.2.1.                                       any one gender include the other two genders;

3.2.2.                                       the singular include the plural and vice versa; and

3.2.3.                                       natural persons include created entities (corporate or unincorporate) and the state and vice versa;

3.3.                          any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time and includes any subordinate legislation made from time to time under such enactment. Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended or re-enacted from time to time and/or an equivalent measure in an enactment, provided that if as a result of such amendment or re-enactment, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read also as if it had been amended as necessary, without the necessity for an actual amendment;

3.4.                          if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in clause 2, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

3.5.                          when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a non-Business Day, in which case the last day shall be the next succeeding Business Day;

3.6.                          if the due date for performance of any obligation in terms of this Agreement is a day which is a non-Business Day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding Business Day;

3.7.                          if figures are referred to in numerals and in words and if there is any conflict between the two, the words shall prevail;

3.8.                          expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

3.9.                          annexures and schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the annexures and schedules;

3.10.                   reference to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

3.11.                   if any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in clause 2;

3.12.                   the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

3.13.                   the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply to this Agreement;

3.14.                   prior drafts of this Agreement shall not be admissible in any proceedings as evidence of any matter relating to any negotiations preceding the Signature Date;

3.15.                   any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is liquidated or sequestrated, be applicable also to and binding upon that Party’s liquidator or trustee, as the case may be;

3.16.                   the words “include”, “including” and “in particular” shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s;

3.17.                   any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

3.18.                   the words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words if a wider construction is possible;

3.19.                   terms other than those defined within this Agreement will be given their plain English meaning, and those terms, acronyms, and phrases known in general commercial or industry specific practice, will be interpreted in accordance with their generally accepted meanings;

3.20.                   no provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement;

3.21.                   the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement;

3.22.                   any reference in this Agreement to:

3.22.1.                                “business hours” shall be construed as being the hours between 08h00 and 16h30 on any Business Day, in accordance with the applicable local time;

3.22.2.                                “days” shall be construed as calendar days unless qualified by the word “Business”;

3.22.3.                                “laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any governmental body; and the common law, and “law” shall have a similar meaning;

3.22.4.                                “person” means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, governmental body, or other entity whether or not having separate legal personality.

4.                                     BACKGROUND

4.1.                          This Agreement sets out the basis upon which the Parties intend to implement a series of transactions with the objective of:

4.1.1.                                       selling the shipping business currently held by Grindrod via GSPL and GSSA, to GSHPL; and

4.1.2.                                       listing the shares of GSHPL on the NASDAQ (primary listing) and the JSE (secondary listing).

4.2.                          The contemplated shareholding relationship between the Parties, the Ordinary Shareholders and the Preference Shareholders, following the implementation of the series of transactions contemplated in this Agreement, is diagrammatically represented in Annexure “B”.

5.                                     CONDITIONS PRECEDENT

5.1.                          Save for the Binding Clauses, all of which will become effective immediately, this Agreement is subject to the fulfilment (or waiver by Grindrod on written notice to all the other Parties) of the Conditions Precedent that, by not later than 17:00 (South African time) on the Longstop Date:

5.1.1.                                       the Required Resolutions are all duly passed in a form to the written satisfaction of Grindrod and certified copies thereof are provided to Grindrod;

5.1.2.                                       the GSPL SPA is duly concluded by the parties thereto;

5.1.3.                                       the GSSA SPA is duly concluded by the parties thereto;

5.1.4.                                       the Grindrod Circular is duly issued by Grindrod and sent to the Ordinary Shareholders and the Preference Shareholders, on the basis that the transactions contemplated in this Agreement constitute a “Category 1 transaction” in terms of the JSE Listings Requirements;

5.1.5.                                       the Grindrod Shareholders Meeting is duly held (with the required quorum) and the Grindrod Shareholders Resolution is duly passed;

5.1.6.                                       the South African Reserve Bank issues all approvals necessary for the implementation of all the Implementation Steps, on a basis to the written satisfaction of each of Grindrod and GSHPL;

5.1.7.                                       the shares of GSHPL are approved for listing on the NASDAQ (primary listing) subject to official notice of distribution, and on the JSE (secondary listing).

5.2.                          Unless all of the Conditions Precedent have been fulfilled, or waived by Grindrod on written notice to all the other Parties, by not later than 17:00 (South African time) on the Longstop Date (or such later date or dates as may be agreed in writing between the Parties prior to 17:00 (South African time) on the Longstop Date) the provisions of this Agreement, save for the Binding Clauses which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Condition Precedent, save for any claims for restitution in terms of this clause 5.2.

6.            IMPLEMENTATION PROCESS

6.1.                          On the Closing Date, the Parties shall at 09:00 (South African time) conduct a meeting by way of electronic communication, or in such other manner agreed in writing by all of the Parties, and each do all that is necessary and within their respective power and/or control to procure that the following steps (“Implementation Steps”) shall be implemented in the following immediately succeeding order:

6.1.1.                                       the implementation of the GSPL SPA in accordance with its terms;

6.1.2.                                       the implementation of the GSSA SPA in accordance with its terms;

6.1.3.                                       the distribution by Grindrod, to the Ordinary Shareholders as at the Grindrod Distribution Record Date, of the Grindrod Distribution;

6.1.4.                                       the issue of the GSHPL Shares to the Ordinary Shareholders as at the Grindrod Distribution Record Date, in accordance with the terms of the Compulsorily Convertible Notes (held by such Ordinary Shareholders pursuant to the Grindrod Distribution).

6.2.                          The Implementation Steps together constitute one indivisible composite transaction and, if any of the Implementation Steps is not duly completed on the Closing Date, then on Grindrod’s written notice to the other Parties, either:

6.2.1.                                       the outstanding Implementation Steps shall each be completed and all of the Parties shall do all that is necessary and within their respective power and/or control to procure that such completion occurs as quickly as is possible; or

6.2.2.                                       the Implementation Steps that have already been implemented shall each be cancelled or unwound, as set out in clause 6.3, no further Implementation Steps shall be implemented and the status quo ante shall be restored as near as may be possible.

6.3.                          If clause 6.2.2 becomes applicable, the following sequential steps would promptly be followed (along with any other actions required to ensure that the status quo ante is restored as near as may be possible):

6.3.1.                                       cancellation of the transactions in terms of the GSPL SPA and the GSA SPA such that the relevant shares are transferred back to Grindrod;

6.3.2.                                       cancellation of the Compulsorily Convertible Notes in accordance with their terms; and

6.3.3.                                       all GSHPL Shares issued to the Ordinary Shareholders being either repurchased by GSHPL (to the extent permitted by and in accordance with applicable laws) or transferred from the Ordinary Shareholders to Grindrod, as contemplated in the terms of the Compulsorily Convertible Notes.

7.            TRANSACTIONS IN RESPECT OF THE COMPULSORILY CONVERTIBLE NOTES

7.1.                          It is recorded and agreed, with regard to the process by which the issue and transfer of the Compulsorily Convertible Notes shall be recorded, that:

7.1.1.                                       on implementation of the GSPL SPA and the GSSA SPA, GSHPL will deliver a certificate, made out to and in favour of Grindrod, in respect of the Compulsorily Convertible Notes issued to Grindrod pursuant thereto (“CCN Certificate”);

7.1.2.                                       on the Grindrod Distribution being made, the CCN Certificate will be endorsed to reflect that the Compulsorily Convertible Notes are have been distributed to and are held by the Ordinary Shareholders, with a copy of Grindrod’s register of the Ordinary Shareholders as at the Grindrod Distribution Record Date and the basis upon which the Grindrod Distribution is made to them, to be attached to the CCN Certificate (for purposes of clarity, neither the CCN Certificate or any other certificate in respect of the Compulsorily Convertible Notes shall be sent to any of the Ordinary Shareholders);

7.1.3.                                       on the issue of the GSHPL Shares in accordance with the terms of the Compulsorily Convertible Notes, the CCN Certificate shall be cancelled; and

7.1.4.                                       in addition to the processes set out in this clause 7.1 with regard to the CCN Certificate, each transfer of the Compulsorily Convertible Notes shall be promptly recorded by GSHPL in a register that GSHPL shall maintain of holders of the Compulsorily Convertible Notes.

8.            CO-OPERATION AND GOOD FAITH

8.1.                          The Parties shall co-operate with each other and do all such things as may be reasonably required of them in order to facilitate the implementation of this Agreement in accordance with its terms and objectives.

8.2.                          The Parties shall display good faith in their dealings with each other.

9.            INTERIM PERIOD UNDERTAKINGS

9.1.                          Subject to clause 9.2, each of the Parties shall for the duration of the Interim Period:

9.1.1.                                            carry on their respective businesses in the ordinary course and materially in compliance with applicable laws;

9.1.2.                                            in the case of GSPL and GSSA, not dispose of any material asset/s and/or any material part of their respective businesses; and

9.1.3.                                       not, save as contemplated in this Agreement, declare or pay any distribution, effect any acquisition of its own securities, permit any related company to acquire any of its securities, issue any securities or make any other distribution to any of its shareholders.

9.2.                          The provisions of clause 9.1 shall cease to apply if this Agreement fails to become unconditional in accordance with its terms or if Grindrod gives notice in terms of clause 6.2.2.

10.        BREACH

Subject to clause 6.2, if a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) Business Days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will only be entitled to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party’s obligations (for purposes of clarity, the cancellation of this Agreement and the Transaction Agreements, as a result of any Party’s breach thereof, shall only be permitted on the basis set out in clause 6.2).

11.          NOTICES AND DOMICILE

11.1.                   The Parties choose as their domicilia citandi et executandi for all purposes under this Agreement and the Transaction Agreements, whether in respect of court process, notices or other documents or communications of whatsoever nature, the addresses set out as follows:

11.1.1.	Grindrod:
	Physical address:	2nd Floor, Grindrod Mews, 106 Margaret Mncadi Avenue,
Durban, 4000
	Attention:	Andrew Waller

11.1.2.	GSHPL:
	Physical address:	#03-01 Southpoint, 200 Cantonment Road, Singapore,
089763
	Attention:	Yvette Kingsley-Wilkins

11.1.3.	GSPL:
	Physical address:	#03-01 Southpoint, 200 Cantonment Road, Singapore,
089763
	Attention:	Yvette Kingsley-Wilkins

11.1.4.	GSSA:
	Physical address:	8th floor, Grindrod House, 108 Margaret Mncadi Avenue,
Durban, 4000
	Attention:	Stephen William Griffiths

11.2.                   Any notice or communication required or permitted to be given in terms of this Agreement and/or any of the Transaction Agreements shall be valid and effective only if in writing but it shall be competent to give notice by e-mail.

11.3.                   Any Party may by notice to any other Party change the physical address chosen as its domicilium citandi et executandi, for purposes of this Agreement and the Transaction Agreements, vis-à-vis that Party to another physical address or its e-mail address, provided that the change shall become effective vis-à-vis that addressee on the 5th (fifth) Business Day from the receipt of the notice by the addressee.

11.4.                   Any notice to a Party in terms of this Agreement and/or any of the Transaction Agreements:

11.4.1.                                delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the Business Day of delivery; or

11.4.2.                                sent by e-mail to its chosen e-mail address, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

11.5.                   Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall, for purposes of this Agreement and the Transaction Agreements, be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

12.                              APPLICABLE LAW

Notwithstanding the conflict of law principles which might otherwise have governed this Agreement, shall be governed by and interpreted in accordance with the substantive laws of the Republic of South Africa.

13.                              JURISDICTION

13.1.                   The Parties agree that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the KwaZulu-Natal High Court, Durban and irrevocably submit to the non-exclusive jurisdiction of such court.

13.2.                   The Parties irrevocably waive any objection they may now or hereafter have that such action or proceeding has been brought in an inconvenient forum.

14.                              WHOLE AGREEMENT, NO AMENDMENT

14.1.                   This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

14.2.                   No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement or other document issued or executed pursuant to or in terms of this

Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the Party granting such extension, waiver or relaxation). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

14.3.                   No oral pactum de non petendo shall be of any force or effect.

14.4.                   No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

14.5.                   To the extent permissible by law no Party shall be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

15.                              RECIPROCAL WARRANTIES

15.1.                   The Parties warrant to each other that they have taken or caused to be taken all steps, actions and corporate proceedings necessary to cause this Agreement and each of the Transaction Agreements to which they are respectively party, to be binding on themselves. Any Party shall, if requested by any other Party, furnish to the latter sufficient evidence of the authority of the person or persons who shall, on behalf of the Party so requested, take any action or execute any documents required or permitted to be taken or executed by such person under this Agreement or any of the Transaction Agreements.

15.2.                   Each of the Parties hereby warrants to and in favour of the others that:

15.2.1.                                it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement and each of the Transaction Agreements to which they are respectively party;

15.2.2.                                this Agreement and each of the Transaction Agreements to which they are respectively party constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

15.2.3.                                it is fully aware of and acquainted with the provisions of this Agreement and each of the Transaction Agreements to which they are respectively party and the meaning and effect of all of such provisions;

15.2.4.                                the execution of this Agreement and each of the Transaction Agreements to which they are respectively party and the performance of its obligations in terms thereof does not and shall not :

15.2.4.1.                     contravene any law or regulation to which that Party is subject; or

15.2.4.2.                     contravene any provision of that Party’s founding documents; or

15.2.4.3.                     conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

15.3.                   Each of the representations and warranties given by the Parties in terms of clause 15.2, shall:

15.3.1.                                be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement or any of the Transaction Agreements;

15.3.2.                                continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

15.3.3.                                prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement and the Transaction Agreements to which each of them are party.

16.                              CESSION AND ASSIGNMENT

No Party shall be entitled to cede or assign any of its rights and/or obligations in terms of this Agreement and/or any of the Transaction Agreements without the prior written consent of all of the other Parties. This clause shall be binding on the business rescue practitioner/liquidator/trustee (whether provisional or not) of any Party.

17.                              INDEPENDENT ADVICE

Each of the Parties hereto acknowledges that it has been free to secure independent legal and/or other advice as to the nature and effect of all of the provisions of this Agreement and the Transaction Agreements and that it has either taken such independent legal and/or other advice or dispensed with the necessity of doing so.

18.                              GENERAL

18.1.                   Agreement Binding on Successors in Title

This Agreement shall be binding on the administrators, business rescue practitioners, liquidators and other successors-in-title of the Parties. Every Party indemnifies the others against any loss or damage of any nature whatsoever which the others may sustain if this Agreement is not binding for any reason on the former’s successors-in-title.

18.2.                   Severability

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18.3.                   Use of the Name of the Other Party

No Party shall use the name of any other Party in any advertising or for the purposes of promoting the former’s business or products.

18.4.                   Exclusion of Electronic Signature

The reference in this Agreement to “writing” shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

19.                              COSTS

19.1.                   Each Party shall bear its own costs incidental to the preparation of this Agreement (including prior drafts and consultations).

19.2.                   The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless a court of competent jurisdiction specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court of South Africa tariff determined on an attorney-and-client scale (or the equivalent in any other jurisdiction).

20.                              SIGNATURE

20.1.                   This Agreement is signed by the Parties on the dates and at the places indicated below.

20.2.                   This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

20.3.                   The persons signing this Agreement in a representative capacity warrant their authority to do so.

20.4.                   The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

For : Grindrod

Signature:	/s/ Andrew Waller

who warrants that he / she is duly authorised thereto

Name:	Andrew Waller

Date:	23 March 2018

Place:	Durban

Witness:	/s/ Reshmee Soni

Name of witness:	Reshmee Soni

For : GSHPL

Signature:	/s/ Quah Ban Huat

who warrants that he / she is duly authorised thereto

Name:	Quah Ban Huat

Date:

Place:

Witness:	/s/ Deb Osbourne

Name of witness:	Deb Osbourne

For : GSPL

Signature:	/s/ Mark Gregory Koen

who warrants that he / she is duly authorised thereto

Name:	Mark Gregory Koen

Date:	23 March 2018

Place:	Singapore

Witness:	/s/ Yvette Renee Kingsley-Wilkins

Name of witness:	Yvette Renee Kingsley-Wilkins

For : GSSA

Signature:	/s/ Stephen Griffiths

who warrants that he / she is duly authorised thereto

Name:	Stephen Griffiths

Date:	Durban

Place:	23/3/2018

Witness:	/s/ Jeremy Miles

Name of witness:	Jeremy Miles

Annexure “A”

REQUIRED RESOLUTIONS

(as referred to in clause 2.32)

1.                                The Required Resolutions shall comprise the following:

1.1.                          resolution of the board of directors of Grindrod:

1.1.1.                                       approving the conclusion by Grindrod of this Agreement and the implementation thereof in accordance with its terms;

1.1.2.                                       approving the conclusion by Grindrod of the GPSL SPA and the implementation thereof in accordance with its terms and as contemplated in terms of this Agreement;

1.1.3.                                       approving the conclusion by Grindrod of the GSSA SPA and the implementation thereof in accordance with its terms and as contemplated in terms of this Agreement;

1.1.4.                                       approving the finalisation and issue of the Grindrod Circular;

1.1.5.                                       approving the declaration and distribution by Grindrod, to each of its Ordinary Shareholders as at the Grindrod Distribution Record Date, of the Grindrod Distribution, subject to the condition that such distribution shall only take place on the basis contemplated in this Agreement;

1.1.6.                                       authorising a representative/s to sign this Agreement, the GSPL SPA, the GSSA SPA and the Grindrod Circular, as well as to sign all other documents and take all such other actions as are necessary and/or desirable to give full effect to all of the transactions contemplated therein;

1.2.                     resolution of the board of directors of GSHPL:

1.2.1.                                       approving the conclusion by GSHPL of this Agreement and the implementation thereof in accordance with its terms;

1.2.2.                                       approving the conclusion by GSHPL of the GPSL SPA and the implementation thereof in accordance with its terms and as contemplated in terms of this Agreement;

1.2.3.                                       approving the conclusion by GSHPL of the GSSA SPA and the implementation thereof in accordance with its terms and as contemplated in terms of this Agreement;

1.2.4.                                       approving the listing of the shares of GSHPL on the NASDAQ (primary listing) and the JSE (secondary listing);

1.2.5.                                       approving the finalisation, filing with the applicable regulator, and issue of the Listings Documents as contemplated in terms of this Agreement;

1.2.6.                                       authorising a representative/s to sign this Agreement, the GSPL SPA, the GSSA SPA and the Listings Documents, as well as to sign all other documents and take all such other actions as are necessary and/or desirable to give full effect to all of the transactions contemplated therein;

1.3.                          resolution of the shareholder of GSHPL approving the issuance of the Compulsorily Convertible Notes, the issuance of GSHPL Shares and the listing of the shares of GSHPL on the NASDAQ (primary listing) and the JSE (secondary listing);

1.4.                          resolution of the board of directors of GSPL:

1.4.1.                                       approving the conclusion by GSPL of this Agreement and the implementation thereof in accordance with its terms and as contemplated in terms of this Agreement;

1.4.2.                                       approving the registration of the transfer of all of the issued shares in GSPL to GSHPL pursuant to the GSPL SPA (subject to their being duly stamped); the issue of a share certificate in the name of GSHPL in respect of all of the issued shares in GSPL and the affixation of the common seal of GSPL onto the share certificate (in accordance with the constitution of GSPL); and the updating of the electronic register of members of GSPL maintained by the Accounting and Corporate Regulatory Authority to reflect the transfer of all of the issued shares in GSPL to GSHPL;

1.4.3.                                       authorising a representative/s to sign this Agreement, as well as to sign all other documents and take all such other actions as are necessary and/or desirable to give full effect to all of the transactions contemplated therein;

1.5.                          resolution of the board of directors of GSSA:

1.5.1.                                       approving the conclusion by GSSA of this Agreement and the implementation thereof in accordance with its terms;

1.5.2.               authorising a representative/s to sign this Agreement, as well as to sign all other documents and take all such other actions as are necessary and/or desirable to give full effect to all of the transactions contemplated therein.

Annexure “B”

CONTEMPLATED SHAREHOLDING RELATIONSHIP POST IMPLEMENTATION